Exhibit 99.7
FOR IMMEDIATE RELEASE
COEUR FILES PRELIMINARY PROXY MATERIALS
Parties Provide Transaction Update
Coeur D’Alene, Idaho, Sydney, Australia and Longueuil, Quebec — September 24, 2007 — Coeur d’Alene Mines Corporation (NYSE: CDE, TSX: CDM), Bolnisi Gold NL (ASX: BSG) and Palmarejo Silver and Gold Corporation (TSX-V: PJO) today announced that Coeur has filed its preliminary proxy statement with the Securities and Exchange Commission (“SEC”) with respect to the issuance of Coeur shares pursuant to Coeur’s proposed acquisition of Bolnisi and Palmarejo.
The date of the special meeting of Coeur shareholders and the record date for the meeting will be specified in a definitive proxy statement that will be mailed to shareholders following the SEC’s review of the preliminary proxy statement or, alternatively, the SEC’s election to not review the preliminary proxy statement. For shareholders’ general information, the preliminary proxy statement is available on the SEC’s website at www.sec.gov, the Canadian securities regulators’ website at www.sedar.com or Coeur’s website at www.coeur.com.
Transaction Update
On May 3, 2007, Coeur, Bolnisi Gold NL, and Palmarejo announced that they entered into agreements to merge, which were approved unanimously by their respective boards of directors. Pursuant to the agreements, Coeur will acquire all of the shares of Bolnisi, and all the shares of Palmarejo not owned by Bolnisi, in a transaction valued at approximately US$1.1 billion.
The companies have agreed to amend the Merger Implementation Agreements and the Bolnisi directors’ option deeds to allow for adequate time for the required regulatory processes and receipt of the required shareholder and court approvals. The parties expect to close the transaction in the fourth quarter of 2007.
The companies also announced that Bolnisi, with the consent of Coeur, will enter into a $20 million credit facility with Macquarie Bank Limited to fund ongoing project development. The facility will enable Bolnisi and Palmarejo to continue to develop the Palmarejo Project under the direction of the Project Development Committee, which consists of professional staff from Bolnisi, Palmarejo and Coeur.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania. In 2006, Coeur produced 12.8 million ounces of silver and 116,000 ounces of gold. Cash costs in 2006 were $3.33 per ounce of silver for 2006.
About Bolnisi Gold
Bolnisi Gold NL is an Australia-based company engaged in mining and exploration for gold and minerals. The Company’s activities are all Mexican precious metals operations with an existing portfolio of projects, which include the Palmarejo Silver-Gold project (including Trogan), Chihuahua; the Yecora Gold-Silver project, Sonora, and the El Realito Gold-Silver project, Chihuahua.
About Palmarejo Silver & Gold

Palmarejo Silver And Gold Corporation is a silver/gold exploration company listed on the TSX Venture Exchange under the symbol “PJO”. Palmarejo’s principal activity is to explore and develop gold and silver properties located in the Temoris District of Chihuahua, Mexico within the Sierra Madre Occidental mountain range.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the terms and conditions of the proposed transaction and anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur, Bolnisi or Palmarejo, as the case may be. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur, Bolnisi or Palmarejo, as the case may be, believes is reasonable, but involve significant uncertainties affecting the business of Coeur, Bolnisi or Palmarejo, as the case may be, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q and Palmarejo’s Annual Information Form. Additionally, there are risks that the parties will not proceed with the proposed transaction, that the ultimate terms of the proposed transaction will differ from those that currently are contemplated, and that the proposed transaction will be not be successfully completed for any reason (including the failure to obtain the required approvals or clearances from regulatory authorities). Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur, Bolnisi and Palmarejo disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur, Bolnisi and Palmarejo undertake no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, Bolnisi and Palmarejo, their financial or operating results or their securities or the proposed transaction.
Additional Information
The definitive proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the proposed transaction and related matters. Shareholders are urged to read the definitive proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the definitive proxy statement from Coeur by mail, shareholders will also be able to obtain the definitive proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction will be set forth in the definitive proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.
Copies of the merger implementation agreements and certain related documents have been filed with the SEC and Canadian securities regulators and are available at the SEC’s website at www.sec.gov and at the Canadian securities regulators’ website at www.sedar.com.
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